EXHIBIT 10.2
AKORN, INC. DIRECTOR COMPENSATION AGREEMENT
     On October 24, 2006, the Board of Directors (the “Board”) of Akorn, Inc. (“Akorn”), voted unanimously by means of a written consent effective as of October 26, 2006: (i) that effective January 1, 2007 Akorn award 20,000 stock options to each then-serving director of Akorn, other than the Chief Executive Officer and Chairman of Akorn, in recognition of their service in 2006, with 2/3 of such options vesting at issuance (January 1, 2007) and the remainder vesting on January 1, 2008; (ii) effective as of January 1, 2007 and for the 2007 calendar year only, to compensate then-serving members of the Board, other than the CEO and Chairman, as follows: (a) $18,000 per year to each director as an annual retainer; (b) $5,000 per year to each committee chair as an annual retainer; (c) $1,500 to each director for each Board meeting attended in person; (d) $500 to each director for each committee meeting attended (other than such a meeting held on the same day as a Board meeting attended in person); (e) $500 to each director for each Board meeting attended by telephone; and (f) 30,000 stock options to each director with 1/3 of the stock options vesting at issuance (January 1, 2007) and 1/3 of the stock options vesting annually for two years after issuance; and (iii) to compensate the Chairman for his services at the rate of $50,000 per year, payable quarterly.
     The current members of the Board of Akorn are Dr. John Kapoor, who serves as Chairman of Akorn, Arthur Przybyl, who serves as Chief Executive Officer of Akorn, Ron Johnson, Jerry Treppel and Jerry Ellis.
     All stock option grants to be made as referenced above are subject to the Amended and Restated Akorn, Inc. 2003 Stock Option Plan.